EXHIBIT 99.1

TAYLOR CAPITAL GROUP, INC. BOARD OF DIRECTORS

DECLARES QUARTERLY DIVIDENDS

Rosemont, IL - December 12, 2007 - The Board of Directors of Taylor Capital Group, Inc. (NASDAQ: TAYC) approved a cash dividend of $0.10 per share on its common stock, payable on January 3, 2008 for stockholders of record as of December 24, 2007.

In addition, a cash dividend of $0.609375 per share of trust preferred securities issued by TAYC Capital Trust I is payable on December 31, 2007 to stockholders of record as of December 28, 2007.

About Taylor Capital Group

Taylor Capital Group, Inc. is a $3.3 billion bank holding company for Cole Taylor Bank, a Chicago-based commercial bank specializing in serving the business banking, real estate lending and wealth management requirements of closely held and family-owned small- and mid-sized businesses.  Cole Taylor Bank is a member of the FDIC and an Equal Housing Lender.

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For more information:

Contact: Ilene Stevens

847.653.7731

www.taylorcapitalgroup.com